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                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number:  1-4515
                                                                       --------

FirsTier Financial, Inc.
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              (Exact name of registrant as specified in its charter)

1700 Farnam Street, Omaha, Nebraska 68102-2183, (402) 348-6000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock, $5.00 par value
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               (Title of each class of securities covered by this Form)

NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      /X/        Rule 12h-3(b)(1)(i)     / /
          Rule 12g-4(a)(1)(ii)     / /        Rule 12h-3(b)(1)(ii)    / /
          Rule 12g-4(a)(2)(i)      / /        Rule 12h-3(b)(2)(i)     / /
          Rule 12g-4(a)(2)(ii)     / /        Rule 12h-3(b)(2)(ii)    / /
                                              Rule 15d-6              / /

     Approximate number of holders of record as of the certification or
notice date:     NONE.    (FirsTier Financial, Inc. ("FirsTier") was acquired
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by First Bank System, Inc. ("FBS") on February 16, 1996, by the exchange of
FBS common stock for all the outstanding common stock of FirsTier.)

     Pursuant to the requirements of the Securities Exchange Act of 1934 First Bank System, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              FirsTier Financial, Inc.
                              By:  First Bank System, Inc., its successor

Date:    February 26, 1996    By:  /s/ DAVID J. PARRIN
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                                   David J. Parrin
                                   Senior Vice President and Controller